Exhibit 99.1
RCI Announces Definitive Agreements to Acquire Five Adult Nightclubs in Texas
HOUSTON, December 13, 2022— RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced the signing of definitive agreements to acquire two Baby Dolls and three Chicas Locas adult nightclubs and their associated real estate in the Dallas-Fort Worth and Houston markets.
The acquisition would be RCI’s second largest since its founding and one of the largest in the history of the adult nightclub industry.
•Consideration to be paid for all transactions totals $66.5 million, consisting of $25.0 million in total cash; 10-year, 7% seller financing notes totaling $25.5 million; and 200,000 restricted shares of common stock based on a per share price of $80, subject to a lock-up, leak out agreement.
•EBITDA contribution of approximately $11 million is expected in the first year. Four locations are open, a fifth will reopen shortly after a full remodel, and RCI anticipates expanding operations of two of the locations. Once the remodeling and expansions are complete, EBITDA is expected to grow to $14-16 million annually.
•Closing, which is expected in January, is subject to transfer of and/or obtaining all necessary permits, licenses, and other authorizations; and other customary closing conditions for transactions of this kind.
Eric Langan, RCI President & CEO, said: “This is a group of well-established, well-run, classic Texas gentlemen’s clubs that are proven cash generators. We are pleased to make them part of RCI’s portfolio, which will bring our total to 58 clubs. We also are excited to welcome their management teams to the RCI family. With their years of experience, they are some of the best in the industry and will enable us to continue to grow at an increased rate in 2023 and beyond.”
Dean Reardon, RCI Management Vice President of Operations, said: “Baby Dolls and Chicas Locas have loyal followings among their guests and entertainers, attract both men and women, serve liquor and food, have good management, and fit well with our other brands in Texas.”
RCI plans to discuss the acquisition in more detail on its 4Q22 Twitter Spaces conference call (click here: https://twitter.com/i/spaces/1PlJQpoNQVaGE) and at its Meet Management event at Rick’s Cabaret New York, both currently planned for Wednesday, December 14, 2022. See our December 8, 2022 news release for more details.

Club	Address
Baby Dolls	10250 Shady Trail, Dallas, TX 75220
Baby Dolls	3601 FM157, Fort Worth, TX 76040
Chicas Locas	2711 Majesty Drive, Arlington, TX 76011
Chicas Locas	10723 Composite Drive, Dallas, TX 75220
Chicas Locas	6440 SW Fwy, Houston, TX 77074
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (Twitter: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars/restaurants. See all our brands at www.rcihospitality.com.

Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2021, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com